Exhibit 99.3

FOURTH QUARTER FISCAL 2023

INVESTOR QUESTIONS & ANSWERS

September 25, 2023

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Executive Overview

Fiscal Fourth Quarter 2023 Highlights

•	Net sales for the fourth quarter were $2.74 billion, a decrease of 28.4% compared to the record fourth quarter of fiscal 2022.
•	Consolidated gross profit margin for the fourth quarter was 14.4%, a decrease of 310 basis points when compared to the fourth quarter of fiscal year 2022.
•	Earnings per share attributable to THOR Industries for the fourth quarter were $1.68 per diluted share, down from $5.15 per diluted share in the same period of the prior fiscal year.
•	During the fourth quarter of fiscal 2023, net cash provided by operations totaled $507.5 million and the Company made principal payments of $300.0 million on its Term Loan and $50.0 million on its ABL.

Fiscal Year 2023 Highlights

•	Net sales for fiscal year 2023 were $11.12 billion, a decrease of 31.8% compared to the record fiscal 2022.
•	Earnings per share attributable to THOR Industries for fiscal year 2023 were $6.95 per diluted share, down from $20.59 per diluted share in fiscal 2022.
•	Net cash provided by operations for fiscal year 2023 totaled $981.6 million compared to $990.1 million in fiscal 2022.
•	During fiscal year 2023, the Company made principal payments of $402.4 million on its Term Loan and $100.0 million on its ABL.
•	During fiscal year 2023, the Company returned $138.0 million to shareholders via cash dividends and repurchases of common stock.

Fiscal Year 2024 Outlook

•	Consolidated net sales in the range of $10.5 billion to $11.0 billion
•	Diluted earnings per share in the range of $6.25 to $7.25

Quick Reference to Contents

Current Market Conditions and Outlook Assumptions	2
Q&A
Market Update	3
Operations Update	3
Financial Update	6
Segment Data
Summary of Key Quarterly Segment Data – North American Towable RVs	8
Summary of Key Quarterly Segment Data – North American Motorized RVs	9
Summary of Key Quarterly Segment Data – European RVs	10
Forward-Looking Statements	11

Current Market Conditions and Outlook Assumptions

•	Market demand conditions in North America.

The RV industry’s calendar 2023 retail sales have been impacted by the current macroeconomic conditions faced by consumers and dealers, including higher inflation and interest rates. While near-term North American industry retail demand has significantly softened from the record calendar 2021 level and strong 2022 levels, we anticipate the recent softness in demand to be temporary as interest in the RV lifestyle continues to grow. To be clear, we acknowledge that the temporary nature of the softness is directly tied to strong headwinds faced by consumers from the current macro environment and expect that the softness will persist until those forces begin to ease up on the consumer. The Recreational Vehicle Industry Association (“RVIA”) recently issued its updated wholesale unit shipments forecast for calendar years 2023 and 2024. The RVIA forecast estimates total North American wholesale shipments in calendar year 2023 to be between 287,200 and 307,000 units, down from the record wholesale unit shipments in calendar year 2021 of 600,240 and unit shipments in calendar 2022 of 493,268. For calendar year 2024, the RVIA projects that the industry will return to growth with a forecasted wholesale unit shipment range between 363,700 and 375,700 units.

•	Market demand conditions in Europe.

Similar to North America, European retail sales have been impacted by current macroeconomic conditions. However, we have seen relative strength in consumer demand when compared to North America. According to the European Caravan Foundation (“ECF”), total retail registrations in Europe for the first half of calendar year 2023 decreased 8.2% compared to the same period of calendar 2022. Due to chassis constraints, independent RV dealer inventory levels of our motorized European RV products are generally below pre-pandemic levels in the various countries we serve, including within Germany, which accounts for approximately 60% of our European product sales.

•	Order backlogs.

Consolidated RV backlog was $5.5 billion as of July 31, 2023. North American RV backlog was $2.0 billion as of July 31, 2023, a decrease of 66.7% compared to $6.0 billion as of July 31, 2022. European RV backlog was $3.5 billion as of July 31, 2023, an increase of 28.9% compared to $2.8 billion as of July 31, 2022.

•	Near-term and long-term RV industry outlook in both North America and Europe.

The RV industry has experienced a significant slowdown in retail activity as consumers have been adversely impacted by elevated unit prices, higher interest rates, and overall inflation impacting many facets of their budget. However, high RV utilization, strong show attendance and high repeat buyer intentions in the face of a decreasing appetite to purchase in the short-term exhibits the resilience of consumer interest in the RV lifestyle. While we remain cautious and continue to expect near-term demand to be materially impacted by the current macroeconomic conditions, particularly in North America, our long-term optimism remains undeterred. Our positive long-term outlook is supported by favorable demographics, strong interest in the RV lifestyle and a favorable perception of RVing as promoting a safe and healthy lifestyle. Numerous studies conducted by THOR, RVIA and others show that people of all generations love the freedom of the outdoors and that RVers are extremely satisfied with their RV experience. The growth in industry-wide RV sales in recent years has also resulted in exposing a much wider range of consumers to the lifestyle. We believe many of those who have been recently exposed to the industry for the first time will become future owners, and that those who became first-time owners due to the pandemic will become long-term RVers - resulting in future trade-in sales opportunities. In addition, we view the significant investments by independent dealers, campground owners and various governmental agencies into camping and RV facilities to be positive long-term factors, which should only further enhance the experience of current RVers and encourage new buyers to enter the lifestyle.

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Q&A

MARKET UPDATE

1.	Can you comment on the North American market demand environment in calendar 2023? What is your current forward-looking outlook?

a.	Retail activity continues to be challenged in calendar 2023 as a result of near-term macroeconomic pressures facing the consumer. Given these pressures, the RV industry has seen a calendar year-over-year decline in North American retail registrations of approximately 18% through July 31, 2023. Despite retail sales showing signs of improvement over the course of the summer selling season, we are cognizant that significant promotional activity likely contributed to driving incremental sales. As we approach the off-season months, we take a conservative view in projecting calendar 2023 North American retail registrations to finish between 350,000 and 365,000 units, which equates to a year-over-year decrease of approximately 20% at midpoint. For fiscal 2024 planning purposes, we assume retail demand stabilizes around these calendar 2023 unit levels as consumers adjust to the interest rate environment and our industry recalibrates its pricing and product offerings to align with today’s macro environment. Furthermore, while we anticipate a mix shift towards more affordable RV products, the breadth of our product offering across product categories and price points allows us to quickly pivot to evolving market demands.

While we acknowledge there is still a range of potential retail sales scenarios, we remain fully confident that we will see a positive inflection in future retail demand once near-term macroeconomic pressures subside. Based upon recent THOR and industry studies, we remain strongly optimistic about both the industry’s and THOR’s future growth. This longer-term optimism is supported by data that indicates interest in the RV lifestyle continues to exceed pre-pandemic levels, RV utilization remains high, consumer satisfaction among RV owners is very strong, and repeat buyer intentions reaffirm the “stickiness” of the RV lifestyle. Of recent note, according to the RVIA 2023 RV summer travel survey, 72 million Americans are estimated to be planning to take an RV trip in the next twelve months.

OPERATIONS UPDATE

1.	How are you planning North American production levels in fiscal 2024? What is the expected cadence of wholesale shipments?

a.	Given our disciplined and prudent production approach in fiscal 2023, our North American operating teams were able to assist independent dealers in successfully destocking approximately 39,500 units in fiscal 2023, inclusive of 25,500 units in the fiscal fourth quarter, and recalibrating channel inventory to appropriate levels entering fiscal 2024. As a result, our operating plan for fiscal 2024 is to match wholesale production to our forecasted industry retail demand range of between 350,000 to 365,000 units.

Consistent with historical trends, our teams continued to sustain production levels lower than demand levels ahead of Dealer Open House as dealers continue to be prudent in regards to the levels of inventory they carry heading into the off-season months. To mitigate the impact of elevated interest rates and other associated carrying costs, we anticipate independent dealers to operate with lean inventory levels through the balance of calendar 2023. For this reason, we expect a rather modest restocking of dealer inventory in the second quarter of our fiscal 2024 with a pronounced ramp up of wholesale shipments in the second half of our fiscal 2024 that aligns with the pace of retail sales entering the prime selling season.

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2.	Can you comment on the strong fourth quarter of fiscal 2023 performance and the fiscal 2024 outlook of THOR Industries’ European segment?

a.	Our European segment reported its highest quarterly income before income taxes at $101.7 million on record quarterly net sales of $1.02 billion. The strong fiscal fourth quarter performance built off the strong European third quarter performance and once again demonstrated the efforts of our European management team, favorable price-cost realization, operational efficiencies and improvements in chassis supply necessary to further restock dealer inventory levels of motorized product. Despite Germany entering a mild recession, which is expected to extend through the end of calendar year 2023, Germany RV retail registrations decreased just 1.6% y/y in the first half of calendar 2023, in part helped by a historically higher percentage of cash buyers in Europe as well as improved supply of motorized products. Overall European RV retail registrations decreased 8.2% in the first half of calendar 2023 compared to the same period in calendar 2022.

Looking ahead, as chassis and other supply constraints continue to ease, we expect to complete the restocking cycle for motorized products in the second quarter of fiscal 2024. While the overall European economy is expected to see moderate growth in calendar 2024, we will continue to monitor the macro environment closely and adjust production to match the pace of retail sales. Our European segment backlog value of approximately $3.5 billion as of July 31, 2023 remains strong and indicative of the firm attachment to the RV lifestyle by European consumers. This strong attachment is reinforced by a near-record attendance of 254,000 at the recent Caravan Salon Düsseldorf. Despite any near-term macroeconomic challenges that may arise, we are extremely pleased with the continued efforts of our European team to strengthen its operations and profitability. Our fiscal 2023 results demonstrate the results of our actions and our commitment to enhancing and sustaining the long-term profitability profile of the European business. We expect to maintain a level of profitability that exceeds pre-fiscal 2023 levels moving forward.

3.	Recent surveys and dealer checks have suggested that model year 2024 pricing will be lower than model year 2023 pricing. Where do you see average selling prices trending in fiscal 2024? Will introducing lower priced model year 2024 units lead to excessive discounting on model year 2023 units?

a.	As we indicated in previous quarters, we are mindful that significant and persistent inflation and rising interest rates have had an impact on current consumer affordability. In response to these macro pressures, we have enacted strategies to reduce wholesale pricing on model year 2024 units to our independent dealers and create buying propositions that resonate with retail customers. On balance, we have begun to see relief on certain input costs and remain committed to working closely with our supply partners to further realize additional savings and provide relief to our independent dealer partners and retail customers. Product decontenting/recontenting, material sourcing strategies and the introduction of new, value-enhancing product offerings across our family of companies should also enable us to reduce average wholesale pricing on model year 2024 units. In addition to shifts in product mix towards more affordably-priced units, we anticipate a reduction in the average selling price of up to 10% for towable products as we move through fiscal 2024. As a result of continued inflationary pressures for motorized chassis, we anticipate a smaller reduction in the average selling price for motorized products.

Consistent with historical trends in the RV industry, it is normal course of business to discount prior model year inventory as the product ages on dealer lots. However, given the absolute level of prior model year inventory at July 31, 2023, we do not anticipate the discounting of model year 2023 units to be of the same magnitude compared to the level of incentives required to move model year 2022 units through the channel in fiscal 2023. Furthermore, given the above-mentioned strategies to reduce wholesale pricing on model year 2024 product, comparisons between model year 2023 product and model year 2024 product may not be truly deemed “like for like.”

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4.	What is the expected impact on North American chassis supply as a result from the current autoworker labor disputes and work stoppages?

a.	We do not currently expect the current labor disputes and work stoppages involving certain automakers to have a significant impact on our near-term operations. As a result of the supply chain constraints experienced over the past few years, we have been more proactive in sourcing chassis to ensure our operating teams have a safety stock of chassis for production. As such, we believe our current chassis supply positions us well given the forecasted North American motorized product demand. The impact of the labor disputes and work stoppages on the future availability and price from the impacted chassis OEMs is uncertain.

5.	Can you provide an update of progress made against your long-term growth initiatives outlined at Investor Day last year?

a.	Our commitment to investing in the long-term growth of our business has remained steadfast since June of 2022 when we held our Investor Day. Key areas of focus discussed that day continue to be points of emphasis today, including electrification, automation, aftermarket, and supply chain. In the coming year, our planned investment in innovation and growth initiatives is significant. Below, you can find greater discussion of these investments and how they impact our fiscal 2024 forecasted performance. As we foreshadowed at Investor Day, the timing of key technological advancements and THOR’s own focus on automation create an opportunity for THOR differentiate itself not only with differentiated product but also in how we build our products.

Electrification. Last week, we announced our equity investment and strategic agreement with Harbinger who will be a key supplier to us for both Class A and Class C electric chassis. Harbinger’s technology is difference making and positions THOR to differentiate our motorized product lineup in the coming electrified marketplace. We continue to develop solutions for the remainder of our product lineup, including our own “e-trailer” solution and a strong and differentiating solution for our B vans.

Automation. Today, we have automation running production parts and a robust plan to radically reshape our RV OEM production environment to create better quality, increased efficiency and repeatability. Our 5 year plan for automation will have a significant impact on our ability to improve our margins over time.

Aftermarket. We have made significant progress on our aftermarket strategy. By the end of fiscal 2024, we expect to have a significant presence in the B2B aftermarket space. Additionally, we have invested in the growth of Airxcel’s aftermarket business which will begin paying returns as early as this fiscal year.

Supply Chain. Our focus on the supply chain has been to significantly expand Airxcel’s product lineup. A central purpose for that acquisition was to ensure a robust and competitive supply chain marketplace. The expansion of Airxcel’s product lineup extends that positive impact on our core OEM business.

For those of you who will be present at the annual RV Open House event this week, please spend time in our innovation booth. There, you will find significant proprietary solutions all designed to differentiate the user experience in THOR products.

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FINANCIAL UPDATE

1.	The Company initiated its financial guidance for full-year fiscal 2024 in its press release today. What are the key assumptions included in your outlook?

a.	The Company initiated its full-year fiscal 2024 guidance, which includes:
•	Consolidated fiscal 2024 net sales in the range of $10.5 billion to $11.0 billion
•	Consolidated gross profit margin for fiscal 2024 in the range of 14.5% to 15.0%
•	Diluted earnings per share for fiscal 2024 in the range of $6.25 to $7.25

Net Sales. The forecasted year-over-year decrease in consolidated net sales is driven by anticipated reductions in average selling prices and lower unit shipments of motorized products, partially offset by higher planned wholesale shipment volumes within the North American Towable segment. In North America, the Company’s operating plan for fiscal 2024 reflects an industry wholesale shipment range of between 350,000 and 365,000 units with wholesale shipments matching retail demand. Given the magnitude of destocking for North American towable products in fiscal 2023, we anticipate fiscal 2024 production with our North American Towable segment to increase and align with retail demand. Conversely, we anticipate lower fiscal 2024 wholesale shipments within our North American Motorized and European segments relative to fiscal 2023 as we also return to a 1:1 wholesale-retail relationship. As a reminder, we largely completed the restocking cycle for North American motorized products in the first quarter of fiscal 2023 and face challenging year-over-year comparisons in 1Q24. In Europe, we expect to complete the restocking cycle for motorized products in the second quarter of fiscal 2024 and then return to a 1:1 wholesale-retail relationship.

Gross Profit Margin. Despite lower forecasted year-over-year consolidated net sales, we expect to realize improved consolidated gross profit margin performance in fiscal 2024 as our North American Towable segment gross profit margin returns to more historical levels. Our fiscal 2023 efforts to assist independent dealers in significantly reducing dealer lot inventory of towable products, as well as rebalancing the mix of product, better positions THOR and its independent dealers entering our fiscal 2024. In addition to benefiting from recalibrated dealer lot inventory, a return to a more normalized production planning environment that aligns to stabilizing market demand trends should enable our operating teams to optimize their respective labor and overhead cost structures. Also, while we are mindful that a level of incentives and promotional activity may be necessary to assist our independent dealers in moving previous model year product through the channel, we do not anticipate the level of towable incentives in fiscal 2024 to be of the same magnitude when compared to fiscal 2023. Additionally, we expect to benefit from our sourcing strategies and value-enhancing product offering, which in turn assists our independent dealers respond to consumer demands in this current environment.

Investments in Automation and Innovation. Despite a still challenging macro backdrop, we remain committed to driving gross profit margin improvement and long-term growth. As such, in fiscal 2024, we plan to make substantial investments in automation and innovation strategies expected to increase both capex with construction projects and the purchase of capital equipment (capex approximated to be ~$260 million), as well as SG&A as a percent of sales with additional R&D expenses (SG&A expected to exceed 8.0% of net sales). As referenced above, our investment in innovation is viewed by management as essential to our long-term growth strategy. THOR is well underway on executing the strategies discussed at Investor Day and the investments projected for fiscal 2024 are focused on further execution of those crucial strategies.

Tax Rate. The Company’s annual effective income tax rate for fiscal 2023 was 25.1% based on the jurisdictional mix of income before income taxes between foreign and domestic jurisdictions. For fiscal 2024, we plan for our annual effective income tax rate to remain essentially flat to fiscal 2023 with an estimated range between 24.0% and 26.0% before consideration of any discrete tax items.

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Other Modeling Assumptions. As a reminder, the month of August is when most Europeans take their annual vacation, and consistent with prior years, our European segment’s first quarter will be negatively impacted by the resulting reduced fixed cost absorption from seasonally lower first quarter production and net sales levels. As a result, and consistent with prior fiscal first quarters, we expect to realize net income before income taxes near breakeven levels in our European segment.

Additionally, for the full-year fiscal 2024, we expect amortization of intangibles expense to be $130.1 million.

2.	THOR continues to generate significant cash flow from operations as demonstrated by the net cash provided from operations of $981.6 million in fiscal 2023. Can you comment on your capital allocation priorities in fiscal 2024?

a.	Despite the constantly changing business environment, our capital allocation strategy remains consistent. We will continue to focus on reinvesting in our businesses, paying and increasing our dividend as we have annually for 13 consecutive years, reducing our debt obligations and repurchasing THOR stock on an opportunistic basis while making selective tuck-in acquisitions or strategic investments in our long-term growth initiatives that we expect to enhance long-term shareholder value.

Capital Expenditures. Our current estimate of committed and internally approved capital spend for fiscal 2024 is $260 million, an increase from the $208.2 million spent in fiscal 2023. As discussed above, the incremental spend primarily relates to certain building projects and margin-enhancing initiatives focused on our automation, quality and operational excellence efforts in addition to recurring maintenance capital projects throughout our facilities.

Debt Repayments. Over the course of fiscal 2023, the Company further strengthened its balance sheet by paying down $402.4 million on the Term Loan B and $100.0 million on the ABL amid a challenging market and higher interest rate environment. In doing so, the Company achieved its net debt leverage ratio target of ~1.0x. Looking ahead, we will continue to reduce our indebtedness to maintain our net leverage ratio of < 1.0x across the business cycle.

Share Repurchases. During fiscal 2023, the Company purchased $42.0 million of its common stock. As of July 31, 2023, the remaining amount of the Company's common stock that may be repurchased under current authorizations is $491.2 million. Executing on our share repurchase program also remains a high priority for our management team and we expect to see additional opportunistic share repurchases in fiscal 2024.

Consistent with our historical approach, we expect to be disciplined, flexible and balanced in how we deploy capital to generate the greatest return for our shareholders.

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Summary of Key Quarterly Segment Data – North American Towable RVs

Dollars are in thousands

NET SALES:	Three Months Ended July 31, 2023	Three Months Ended July 31, 2022	% Change
North American Towable
Travel Trailers	$557,235	$1,114,477	(50.0)%
Fifth Wheels	373,426	681,409	(45.2)%
Total North American Towable	$930,661	$1,795,886	(48.2)%

# OF UNITS:	Three Months Ended July 31, 2023	Three Months Ended July 31, 2022	% Change
North American Towable
Travel Trailers	18,326	34,899	(47.5)%
Fifth Wheels	6,237	9,504	(34.4)%
Total North American Towable	24,563	44,403	(44.7)%

ORDER BACKLOG	As of July 31, 2023	As of July 31, 2022	% Change
North American Towable	$756,047	$2,571,009	(70.6)%

TOWABLE RV MARKET SHARE SUMMARY (1)	Calendar Year to Date June 30,
	2023	2022
U.S. Market	41.4%	40.9%
Canadian Market	42.3%	40.2%
Combined North American Market	41.5%	40.9%

(1) Source: Statistical Surveys, Inc. CYTD June 30, 2023 and 2022.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollars are in thousands

NET SALES:	Three Months Ended July 31, 2023	Three Months Ended July 31, 2022	% Change
North American Motorized
Class A	$178,939	$465,228	(61.5)%
Class C	319,861	351,455	(9.0)%
Class B	157,328	208,085	(24.4)%
Total North American Motorized	$656,128	$1,024,768	(36.0)%

# OF UNITS:	Three Months Ended July 31, 2023	Three Months Ended July 31, 2022	% Change
North American Motorized
Class A	920	2,337	(60.6)%
Class C	2,799	2,992	(6.5)%
Class B	1,322	1,813	(27.1)%
Total North American Motorized	5,041	7,142	(29.4)%

ORDER BACKLOG	As of July 31, 2023	As of July 31, 2022	% Change
North American Motorized	$1,242,936	$3,436,629	(63.8)%

MOTORIZED RV MARKET SHARE SUMMARY (1)	Calendar Year to Date June 30,
	2023	2022
U.S. Market	48.8%	48.5%
Canadian Market	50.6%	60.5%
Combined North American Market	49.0%	49.4%

(1) Source: Statistical Surveys, Inc. CYTD June 30, 2023 and 2022.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – European RVs

Dollars are in thousands

NET SALES:	Three Months Ended July 31, 2023	Three Months Ended July 31, 2022	% Change
European
Motorcaravan	$507,211	$400,187	26.7%
Campervan	338,906	229,532	47.7%
Caravan	85,894	99,297	(13.5)%
Other	87,145	77,708	12.1%
Total European	$1,019,156	$806,724	26.3%

# OF UNITS:	Three Months Ended July 31, 2023	Three Months Ended July 31, 2022	% Change
European
Motorcaravan	6,868	6,258	9.7%
Campervan	7,234	6,020	20.2%
Caravan	3,446	4,725	(27.1)%
Total European	17,548	17,003	3.2%

ORDER BACKLOG	As of July 31, 2023	As of July 31, 2022	% Change
European	$3,549,660	$2,753,602	28.9%

EUROPEAN RV MARKET SHARE SUMMARY (1)	Calendar Year to Date June 30,
	2023	2022
Motorcaravan and Campervan (2)	20.6%	22.0%
Caravan	18.5%	18.0%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), Calendar year to date June 30, 2023 and 2022. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

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Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2023.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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